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Exhibit 5.1

Debevoise & Plimpton

919 Third Avenue
New York, NY 10022
Tel 212 909 6000
Fax 212 909 6836
www.debevoise.com

November 19, 2003

Graphic Packaging International, Inc.
Graphic Packaging Corporation
GPI Holding, Inc.
814 Livingston Court
Marietta, Georgia 30067

Registration Statement on Form S-4
of Graphic Packaging International, Inc.,
Graphic Packaging Corporation and
GPI Holding, Inc.

Ladies and Gentlemen:

        We have acted as special counsel to Graphic Packaging International, Inc., a Delaware corporation (the "Company"), GPI Holding, Inc., a Colorado corporation ("GPI Holding"), and Graphic Packaging Corporation, a Delaware corporation ("GPC," and, together with GPI Holding, the "Guarantors"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-4 (the "Registration Statement"), which includes a form of Prospectus (the "Prospectus") relating to the proposed offering by the Company of $425,000,000 aggregate principal amount of the Company's 8.50% Senior Notes due 2011 (the "New Senior Notes") and $425,000,000 aggregate principal amount of the Company's 9.50% Senior Subordinated Notes due 2013 (the "New Senior Subordinated Notes" and, together with the New Senior Notes, the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 8.50% Senior Notes due 2011 (the "Old Senior Notes") and 9.50% Senior Subordinated Notes due 2013 (the "Old Senior Subordinated Notes" and, together with the Old Senior Notes, the "Old Notes"), respectively. The New Senior Notes are to be issued pursuant to an Indenture, dated as of August 8, 2003 (the "Senior Indenture"), among the Company, the Guarantors and Wells Fargo Bank Minnesota, National Association (the "Trustee"). The New Senior Subordinated Notes are to be issued pursuant to an Indenture, dated as of August 8, 2003 (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), among the Company, the Guarantors and the Trustee. The obligations of the Company pursuant to the New Notes are each to be guaranteed by the Guarantors pursuant to and as set forth in the Indentures (such guarantees, collectively, the "Guarantees").

        In so acting, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such investigations of law, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the

Company, the Guarantors and others. With your permission, for purposes of the opinion expressed herein, we have assumed that (a) the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) the Trustee had and has the power and authority to enter into and perform its obligations under, and has duly authorized, executed and delivered, each of the Indentures, (c) each Indenture is valid, binding and enforceable with respect to the Trustee, and (d) the New Senior Notes and the New Senior Subordinated Notes will be duly authenticated by the Trustee in the manner provided in the Senior Indenture and the Senior Subordinated Indenture, respectively.

        Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

          1. Upon the execution and issuance of the New Senior Notes by the Company and authentication of the New Senior Notes by the Trustee in accordance with the Senior Indenture and delivery of the New Senior Notes against exchange therefor of the Old Senior Notes, pursuant to the exchange offer described in the Registration Statement, (1) the New Senior Notes will be valid and binding obligations of the Company and (2) the Guarantee of the New Senior Notes by each Guarantor will constitute the valid and binding obligation of such Guarantor.

          2. Upon the execution and issuance of the New Senior Subordinated Notes by the Company and authentication of the New Senior Subordinated Notes by the Trustee in accordance with the Senior Subordinated Indenture and delivery of the New Senior Subordinated Notes against exchange therefor of the Old Senior Subordinated Notes, pursuant to the exchange offer described in the Registration Statement, (1) the New Senior Subordinated Notes will be valid and binding obligations of the Company and (2) the Guarantee of the New Senior Subordinated Notes by each Guarantor will constitute the valid and binding obligation of such Guarantor.

        The foregoing opinion is limited by and subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, and (b) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

        We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Debevoise & Plimpton

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  Exhibit 5.1